Exhibit 12

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                     For the Nine Months September 30, 1995
                             (Dollars In Thousands)




EARNINGS:
  Income from Continuing Operations before
    income taxes                                               $ 157,802
     Add (Deduct):
         Minority Share of Losses                                 (2,156)
         Earnings on Equity Method                               (30,937)
         Distributions from Minority Subsidiaries                  7,604
         Amortization of Non-Telephone Capitalized
           Interest                                                   20
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                16,758
                                                               ---------
                                                                 149,091

     Add fixed charges:
         Consolidated interest expense                            39,058
         Interest Portion (1/3) of Consolidated Rent Expense       3,827
         Amortization of debt expense and discount on
           indebtedness                                              133
                                                               ---------
                                                               $ 192,109
                                                               =========
FIXED CHARGES:
  Consolidated interest expense                                $  39,058
  Capitalized Interest                                             6,502
  Interest Portion (1/3) of Consolidated Rent Expense              3,827
  Amortization of debt expense and discount on indebtedness          133
                                                               ---------
                                                               $  49,520
                                                               =========
RATIO OF EARNINGS TO FIXED CHARGES                                  3.88
                                                               =========

  Tax-Effected Redeemable Preferred Dividends                  $   1,446
  Fixed Charges                                                   49,520
                                                               ---------
     Fixed Charges and Redeemable Preferred Dividends          $  50,966
                                                               =========
RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                3.77
                                                               =========

  Tax-Effected Preferred Dividends                             $   3,370
  Fixed Charges                                                   49,520
                                                               ---------
     Fixed Charges and Preferred Dividends                     $  52,890
                                                               =========
RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                           3.63
                                                               =========



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